Exhibit 4.3

To:

Register Enquiries to:

Capita Registrars (Ireland) Limited P.O. Box 7117, Dublin 2, Ireland Telephone +353 1 810 2400 Facsimile +353 1 810 2422 E-mail: enquiries@capitaregistrars.ie Website: www.capitaregistrars.ie

The attached certificate has been prepared and forwarded to you by reason of:

Certificate Number	Bargain Number	Firm Code	Transfer Number	Registration Date	Number of Shares

(Incorporated in Ireland under the Companies Acts, 1963 to 2009. Registered in Dublin, No. 12965)

Ordinary Shares of €0.32 each

This is to certify that

is/are the registered holder(s) of

Fully paid Ordinary Shares of €0.32 each in CRH plc subject to the Memorandum and Articles of Association of the Company.

Given under Seal of the Company at the registration date shown above.

NOTE:

This certificate must be presented at the Registrar’s Office,

Capita Registrars (Ireland) Limited,

P.O. Box 7117, Dublin 2, Ireland,

before any transfer of the whole or any part of the Shares

comprised in it can be registered.